Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Ernst & Young LLP” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 26, 2014, on the financial statements and financial highlights of the Altegris Futures Evolution Strategy Fund in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 672 to File No. 333-122917 and Amendment No. 672 to File No. 811-21720).

/s/ Ernst & Young LLP

Philadelphia, PA

January 27, 2015